    As filed with the Securities and Exchange Commission on May 31, 2000

                                            Registration No. 333-_____________
================================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                      SMARTFORCE PUBLIC LIMITED COMPANY
           (Exact name of Registrant as specified in its charter)

         Republic of Ireland                           Not Applicable
   (State or other jurisdiction of                    (I.R.S. Employer
    incorporation or organization)                 Identification Number)

                            900 Chesapeake Drive
                       Redwood City, California 94063
                               (650) 817-5900
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              Gregory M. Priest
                    President and Chief Executive Officer
                      SmartForce Public Limited Company
                            900 Chesapeake Drive
                       Redwood City, California 94063
                               (650) 817-5900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 Copies to:
                           Steven V. Bernard, Esq.
                             Marc P. Taxay, Esq.
                               Neville Jugnauth
                      Wilson Sonsini Goodrich & Rosati
                          Professional Corporation
                             650 Page Mill Road
                             Palo Alto, CA 94304
                               (650) 493-9300

      Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                  CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                                 Proposed Maximum         Proposed Maximum
        Title of Each Class of              Amount to be        Offering Price Per       Aggregate Offering      Amount of
     Securities to be Registered            Registered(1)            Share(2)                 Price(2)        Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, nominal value IR9.375p
per share..............................       328,044                $37.75                 $12,383,661.00       $3,269.30
====================================================================================================================================

(1) Each Ordinary Share is represented by one American Depository Share.
(2) Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of computing the registration fee based upon the average of the high and low prices of the American Depository Shares on May 22, 2000 as quoted on the Nasdaq National Market.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

*******************************************************************************
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.
*******************************************************************************

PROSPECTUS
(Subject to completion, dated May 31, 2000)

                       SMARTFORCE PUBLIC LIMITED COMPANY

                       328,044 American Depository Shares
                      Representing 328,044 Ordinary Shares

                               _________________

     This prospectus relates to the offering of our American Depository Shares, or ADSs, held by certain selling shareholders. See "Selling Shareholders". These selling shareholders may sell the shares from time to time. Each ADS represents one of our ordinary shares. We will pay certain of the expenses of this offering; however, the selling shareholders will bear the cost of all brokerage commissions and discounts. We will not receive any proceeds from the sale of shares by the selling shareholders.

     The selling shareholders may offer and sell all the shares in the over-the-counter market or on one or more exchanges. The selling shareholders may sell the shares at the then prevailing market price for the shares or in negotiated transactions.

     Our ADSs are quoted on the Nasdaq National Market under the symbol "SMTF." On May 26, 2000, the closing price of our ADSs on the Nasdaq National Market was $38.25 per share.

                               _________________

          See "Risk Factors" beginning on page 3 to read about factors you should consider before buying our ADSs.

                               _________________

     The Securities and Exchange Commission may take the view that, under certain circumstances, the selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the ADSs may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."

                               _________________

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               _________________

           The date of this prospectus is                     , 2000

                               TABLE OF CONTENTS

                                                                               Page
                                                                               ----
Enforcement of Civil Liabilities Under United States Federal Securities Law...   1

Where You Can Find More Information...........................................   1

Currency of Presentation......................................................   2

The Company...................................................................   2

Forward-Looking Statements....................................................   3

Risk Factors..................................................................   3

Use of Proceeds...............................................................  12

Selling Shareholders..........................................................  12

Plan of Distribution..........................................................  14

Legal Matters.................................................................  15

Experts.......................................................................  15

                    ENFORCEMENT OF CIVIL LIABILITIES UNDER
                     UNITED STATES FEDERAL SECURITIES LAW

     We are a public limited company incorporated under the laws of the Republic of Ireland. Some of our directors and officers and experts named in this prospectus are non-residents of the United States and are located outside the United States. A significant portion of our assets are also located outside the United States. If investors want to bring lawsuits against these persons, the investors may not successfully effect service of process within the United States upon these persons. In addition, the investors may not successfully enforce judgements against them for liabilities based on United States law, including federal securities law. Even if the investors bring lawsuits against these persons in courts in the Republic of Ireland, the investors may not succeed in enforcing judgements based solely upon United States law, including the federal securities laws.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov. Information concerning us is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     . Our annual report, as amended on Form 10-K/A, for the fiscal year ended December 31, 1999;
     . Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2000; and
     . The description of the our ordinary shares contained in our registration statement on Form 8-A filed on March 9, 1995 and amended on April 10, 1995.

     You may request a copy of these filings, at no cost, by writing or telephoning us at:

     Investor Relations
     SmartForce Public Limited Company
     900 Chesapeake Drive
     Redwood City, California 94063
     (650) 817-5900

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state which does not permit the offer. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                            CURRENCY OF PRESENTATION

     We present our financial statements in U.S. dollars and have them prepared in accordance with generally accepted accounting principles in the United States. In this prospectus, references to "dollars" or "$" are to U.S. dollars, references to "IR(Pounds)" are to Irish pounds, references to "pence" or "p" are to Irish pence, and references to "Stg(Pounds)" are to U.K. pounds sterling. Except as otherwise stated, all monetary amounts in this prospectus are in dollars.

                                  THE COMPANY

     We provide comprehensive, integrated e-Learning solutions that help businesses deploy knowledge across their extended enterprise of employees, customers, suppliers, distributors and other business partners. Our hosted e-Learning platform provides access to a comprehensive offering of learning events and resources comprising over 1,300 SmartCourses, online SmartSeminars(TM), 24x7 SmartMentoring(TM), articles, peer-to-peer collaboration, customer-created content and other e-Learning services. Our platform allows organizations to customize their e-Learning environment to meet their corporate objectives and to train their employees and business partners quickly, efficiently and effectively. Our e-Learning solutions also provide individuals access to dynamic, continuously-updated learning events so they can personalize their e-Learning environment to meet their specific educational and career objectives. In addition, we provide tracking, assessment and feedback tools which help users better understand their educational progress and managers track and assess the effectiveness of their training initiatives.

     Our learning environment covers a wide variety of business topics, including information technology, or IT, business skills, interpersonal skills and project management. We develop our content in collaboration with leading technology providers, including Cisco, Informix, Intel, Lotus, Microsoft, Netscape, Novell, Oracle, Rational Software, SAP, Sybase and TIBCO Software. As of December 31, 1999, we had over 2,500 corporate customers, including AT&T, Bell Atlantic, British Airways, Compaq, CSC, Dell, Deloitte & Touche, GTE, MCI WorldCom, PricewaterhouseCoopers, Reuters, Sprint, Unisys and Whittman-Hart.

     We launched our hosted e-Learning environment, which we license under an Internet rental model, in the fourth quarter of 1999. We generated substantially all of our revenues in 1999 and earlier periods from licenses of our SmartCourses under software license agreements. Historically, our customers have deployed our SmartCourses using a variety of technologies, primarily including local and wide area networks and corporate intranets.

     We were incorporated in the Republic of Ireland on August 8, 1989. Our registered office is located at Belfield Office Park, Clonskeagh, Dublin 4, Ireland, and our telephone number at that address from the United States is
(011) 353-1-2181000. The address of SmartForce USA is 900 Chesapeake Drive, Redwood City, California 94063, USA, and our telephone number at that address is
(650) 817-5900.

                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus and in documents that we have incorporated by reference into this prospectus. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those expressed in these forward-looking statements.

     Forward-looking statements include information concerning our possible or assumed future results of operations as well as statements that include the words "believe," "expect," "anticipate," "intend" or similar expressions. You should understand that certain important factors, including those set forth in "Risk Factors" below and elsewhere in this prospectus and the documents that we have incorporated by reference into this prospectus, could affect our future results of operations and could cause those results to differ materially from those expressed in our forward-looking statements. In connection with these forward-looking statements, you should carefully review the risks set forth in this prospectus and the documents incorporated into this prospectus.

                                  RISK FACTORS

     Purchasing our ADSs involves a high degree of risk and is speculative in nature. You should carefully consider the following risk factors, in addition to the other information contained in the documents incorporated by reference herein before purchasing our ADSs.

Our quarterly operating results are difficult to predict because they can fluctuate significantly. This limits your ability to evaluate our historical financial results and increases the likelihood that our results will fall below market analysts' expectations, which could cause the price of our ADSs to drop rapidly and severely.

     We have in the past experienced fluctuations in our quarterly operating results and anticipate that these fluctuations will continue and could intensify in the future. As a result, we believe that our quarterly revenue, expenses and operating results are likely to vary significantly in the future. Thus, it is likely that in some future quarters our results of operations will be below the expectations of public market analysts and investors, which could have a severe adverse effect on the price of our ADSs. For example, our revenue for the quarter ended September 30, 1998 did not increase at a rate comparable to prior quarters. As a direct result, the trading price of our ADSs decreased rapidly and significantly, having an extreme adverse effect on the value of an investment in our securities.

     Our operating results have historically fluctuated, and may in the future continue to fluctuate, as a result of factors which include:

     .  the size and timing of new and renewal agreements

     .  the rate at which we migrate our customers to our e-Learning solutions

     . the number and size of outsourced virtual university agreements or other agreements providing for professional services or the resale of instructor-led training

     . the mix of sales between courseware we develop and courseware developed through development and marketing alliances

     .  royalty rates

     . the announcement, introduction and acceptance of new products, product enhancements and technologies by us and our competitors

     . the mix of sales between our field sales force, our other direct sales channels and our telesales sales channels

     .  competitive conditions in the industry

     .  the loss of significant customers

     .  delays in availability of existing or new products

     .  the spending patterns of our customers

     .  litigation costs and expenses

     .  currency fluctuations

     .  the length of sales cycles

We have recently introduced fully integrated, Internet-based learning solutions, an area in which we have limited experience.

     We recently introduced SmartForce e-Learning, a hosted Internet-based learning solution. As a result, we have a very limited experience with these solutions, which makes our historical results of limited value in predicting the potential success of this initiative. The success of this initiative will depend on our ability to build-out and maintain our e-Learning infrastructure, to market and sell the new e-Learning solutions to existing and prospective customers, to create a significant subscriber base for our e-Learning destination Web site, to host, operate and manage our destination site, and to attract and retain key management and technical personnel.

     We may not be successful in our efforts to migrate our customers to our e-Learning solutions and the economic terms of any arrangements that might be expected may not be as favorable as the traditional licensing agreements. We believe that a lack of success in this regard could have a material negative effect on us. Moreover, to the extent that we are successful in our efforts to enter into e-Learning agreements with our customers, those arrangements are expected to have accounting and operating model consequences that would also be materially different from the consequences of our traditional software licensing model.

Our introduction of e-Learning solutions will have a significant impact on our operating model.

     In connection with our SmartForce e-Learning initiative, we are moving from a software license model, where we sell a license to a specified list of software titles, to an Internet rental model where we provide our customers with access to a constantly evolving Internet environment. As a consequence, revenue under e-Learning rental agreements will generally be deferred and recognized ratably over the term of the agreement rather than annually in advance under the historical licensing structure. The migration of new and existing customers to our e-Learning solutions will result in the deferral of a significant portion of revenues from year 2000 into future periods, and, accordingly, a decrease in reported revenues in year 2000 compared to year 1999 as well as a decrease in reported revenues for each quarter during year 2000 as compared to that which would be expected under the software license model.

     Additionally, we intend to make significant investments in our e-Learning infrastructure and in building the SmartForce brand. In particular, we anticipate that we will significantly increase our research and development expenses and capital expenditures to build out our e-Learning infrastructure, and expect to increase marketing expenses significantly to build the SmartForce brand. As a result of the deferral of revenue under e-Learning agreements and these incremental expenses, we expect to record a net loss for each quarter during the year 2000. These losses could continue beyond that time.

Our operating results are subject to seasonal fluctuations which may adversely impact our business.

     Our operating results are subject to seasonal fluctuations, based in part on customers' annual budgetary cycles and in part on the annual nature of sales quotas. These seasonal trends have in the past caused revenues in the first quarter of a year to be less, perhaps substantially so, than revenues for the immediately preceding fourth quarter. We expect that these seasonal trends will continue to adversely affect our revenues. In addition, we have in past years added significant headcount in the sales and marketing and research and development functions in the first quarter, and to a lesser extent, the second quarter. Because these headcount additions do not immediately contribute significant revenues, our operating margins in the earlier part of the year tend to be significantly lower than in the later parts of the year. In addition, many technology companies also experience a seasonal downturn in demand during the summer months. These seasonal trends may have a material adverse effect on our results of operations.

We rely on strategic alliances that may not continue in the future.

     We have developed strategic alliances to develop and market many of our products, and we believe that an increasing proportion of our future revenues may be attributable to products developed and marketed through these and other future alliances. However, these relationships are not exclusive and we may be unable to continue to develop future products through these alliances in a timely fashion or may be unable to negotiate additional alliances in the future on acceptable terms or at all.

     The marketing efforts of our partners may also disrupt our direct sales efforts. Our development and marketing partners could pursue their existing or alternative training programs in preference to and in competition with those being developed by us. In the event that we are unable to maintain or expand our current development and marketing alliances or enter into new development and marketing alliances, our operating results and financial condition could be materially adversely affected. Furthermore, we are required to pay royalties to our development and marketing partners on products developed with them, which reduces our gross margins. We expect that cost of revenues may fluctuate from period to period in the future based upon many factors, including the mix of e-Learning events licensed (between e-Learning events developed exclusively by us, and royalty-bearing courseware developed pursuant to development and marketing alliances) and the timing of expenses associated with development and marketing alliances. In addition, the collaborative nature of the development process under these alliances may result in longer development times and less control over the timing of product introductions than for e-Learning offerings developed solely by us.

Our success depends on our ability to meet the needs of the rapidly changing market.

     The market for interactive education and training is influenced by rapidly changing technology, evolving industry standards, changes in customer needs and frequent introductions of new products by software vendors. New methods of providing interactive education in a technology-based format are being developed and offered in the marketplace, including intranet and Internet offerings. Many of these new offerings involve new and different business models and contracting mechanisms. In addition, multimedia and other product functionality features are being added to the educational software. Accordingly, our future success will depend upon the extent to which we are able to develop and implement products which address these emerging market requirements on a timely basis. If we are unsuccessful in addressing the changing needs of the marketplace due to resource, technological or other constraints, or if we are unable to anticipate and respond adequately to changes in customers' software technology and preferences, our business and results of operations would be materially adversely affected.

If we are unable to build the SmartForce brand, we may be unable to grow our business.

     We believe that establishing and maintaining the SmartForce brand will be critical to the success of our e-Learning strategy and that the importance of brand recognition will increase due to the growing number of education-oriented Internet sites. Successful promotion and marketing of the SmartForce brand will depend on providing compelling educational content, community and commerce, and we intend to significantly increase our marketing and branding expenditures in our effort to increase our brand awareness. If our brand building strategy is unsuccessful, these expenses may never be recovered, and our business could be materially harmed.

The success of our e-Learning strategy depends on the reliability and consistent performance of our information systems and Internet infrastructure.

     The success of our e-Learning strategy is highly dependent on the consistent performance of our information systems and Internet infrastructure. If our Web site fails for any reason or if we exercise any unscheduled down times, even for only a short period of time, our business and reputation would be materially harmed. We rely on third parties for proper functioning of our computer infrastructure, delivery of our e-Learning application and the performance of our destination site. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Any system failures could adversely affect customer usage of our solutions and user traffic results in any future quarters, which could adversely affect our revenues and operating results and harm our reputation with corporate customers, subscribers and commerce partners. A key element of our strategy is to generate a high volume of traffic to the Web site and create a significant subscriber base. Accordingly, the satisfactory performance, reliability and availability of our Web site and computer infrastructure is critical to our reputation and ability to attract and retain corporate customers, subscribers and commerce partners. We cannot accurately project the rate or timing of any increases in traffic to our Web site and, therefore, the integration and timing of any upgrades or enhancements required to facilitate any significant traffic increase to the Web site are uncertain. The failure to expand and upgrade the Web site or any system error, failure or extended down time could materially harm our business, reputation, financial condition or results of operations.

We may fail to integrate adequately acquired products, technologies and businesses.

     As a result of the consummation of a number of acquisitions our operating expenses have increased. The integration of these businesses may not be successfully completed in a timely fashion, or at all. Further, the revenues from the acquired businesses may not be sufficient to support the costs associated with those businesses, without adversely affecting our operating margins. Any failure to successfully complete the integration in a timely fashion or to generate sufficient revenues from the acquired businesses could have a material adverse effect on our business and results of operations.

     In addition in June 1999, we acquired Knowledge Well. Knowledge Well provides interactive software that delivers business, management and professional education skills and/or courses. Although, the software delivery systems are similar, we and Knowledge Well developed distinct architectures for our respective products. Successful integration of these architectures will require substantial effort. Difficulties in combining the companies, products and technologies could have an adverse impact on our ability to fully benefit from its existing and future investment in this business and on the future prospects for the business, management and professional education software products.

     We regularly evaluate acquisition opportunities and are likely to make acquisitions in the future. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect our results of operations. Product and technology acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which we have no or limited prior experience and the potential loss of key employees of acquired companies. Our management has had limited experience in assimilating acquired organizations and products into our operations. We may be unable to integrate successfully any operations, personnel or products that have been acquired or that might be acquired in the future, and our failure to do so could have a material adverse effect on our results of operations.

Rapid expansion of our operations could strain our personnel and systems.

     We have recently experienced rapid expansion of our operations, which has placed, and is expected to continue to place, significant demands on our executive, administrative, operational and financial personnel and systems. Our future operating results will substantially depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our operational, financial control and reporting systems. In particular, we require significant improvement in our order entry and fulfillment and management information systems in order to support our expanded operations. If we are unable to respond to and manage changing business conditions, our business and results of operations could be materially adversely affected.

Our expense levels are fixed in the short term and we may be unable to adjust spending to compensate for unexpected revenue shortfalls.

     Our expense levels are based in significant part on our expectations regarding future revenues and are fixed to a large extent in the short term. Accordingly, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant revenue shortfall would therefore have a material adverse effect on our results of operations. This risk materialized in the third quarter of 1998, where profit was dramatically negatively affected by a shortfall in revenues as against management's expectations.

We depend on a few key personnel to manage and operate us.

     Our success is largely dependent on the personal efforts and abilities of our senior management. Failure to retain these executives, or the loss of certain additional senior management personnel or other key employees, could have a material adverse effect on our business and future prospects.

     We are also dependent on the continued service of our key sales, product development and additional operational personnel and on our ability to attract, motivate and retain highly qualified employees. In addition, we depend on writers, programmers and graphic artists. We expect to continue to hire additional product development, sales and marketing, information systems and accounting staff. However, we may be unsuccessful in attracting, retaining or motivating key personnel. The inability to hire and retain qualified personnel or the loss of the services of key personnel could have a material adverse effect upon our current business, new product development efforts and future business prospects.

Increased competition may result in decreased demand for our products and services, which may result in reduced revenues and gross margins and loss of market share.

     The market for business education training solutions is highly fragmented and competitive, and we expect this competition to increase. We expect that because of the lack of significant barriers to entry into this market, new competitors may enter the market in the future. In addition to increased competition from new companies entering into the market, established companies are entering into the market through acquisitions of smaller companies which directly compete with us, and we expect this trend to continue. We expect the market to become increasingly competitive due to the lack of significant barriers to entry. We may also face competition from publishing companies and vendors of application software, including those vendors with whom we have formed development and marketing alliances.

     Our primary source of direct competition comes from third-party suppliers of instructor-led information technology, business, management and professional skills education and training as well as suppliers of computer-based training and e-Learning solutions. We also face indirect competition from internal training departments of our potential customers. We also compete to a lesser extent with consultants, value-added resellers and network integrators. Certain of these value-added resellers also market products competitive with ours. We expect that as organizations increase their dependence on outside suppliers of training, we will face increasing competition from these other suppliers as education and training managers more frequently compare training products provided by outside suppliers.

     Growing competition may result in reduced revenue and gross margins and loss of market share, any one of which have a material adverse effect on our business. Many of our current and potential competitors have substantially greater financial, technical, sales, marketing and other resources, as well as greater name price competition, and we expect that we will face increasing price pressures from competitors as managers demand more value for their training budgets. Accordingly, we may be unable to provide products that compare favorably with new instructor-led techniques or other interactive training software or competitive pressures may require us to reduce our prices significantly.

Our business is subject to currency fluctuations that can adversely affect our operating results.

     Due to our multinational operations, our business is subject to fluctuations based upon changes in the exchange rates between the currencies in which we collect revenues or pay expenses. In particular, the value of the U.S. dollar against the Euro and related currencies impacts our operating results. Our expenses are not necessarily incurred in the currency in which revenue is generated, and, as a result, we are required from time to time to convert currencies to meet our obligations. These currency conversions are subject to exchange rate fluctuations, and changes to the value of the Euro and related currencies relative to other currencies could adversely affect our business and results of operations.

Our corporate tax rate may increase, which could adversely impact our cash flow, financial condition and results of operations.

     We have significant operations and generate a majority of our taxable income in the Republic of Ireland, and some of our Irish operating subsidiaries are taxed at rates substantially lower than tax rates in effect in the United States and other countries in which we have operations. If our Irish subsidiaries were no longer to qualify for these lower tax rates or if the applicable tax laws were rescinded or changed, our operating results could be materially adversely affected. Moreover, because we incur income tax in several countries, an increase in our profitability in one or more of these countries could result in a higher overall tax rate. In addition, if U.S. or other foreign tax authorities were to change applicable tax laws or successfully challenge the manner in which our subsidiaries' profits are currently recognized, our taxes could increase, and our business, cash flow, financial condition and results of operations could be materially adversely affected.

We may be unable to protect our proprietary rights. Unauthorized use of our technology may results in development of products or services which compete with ours.

     Our success depends on our ability to protect our rights in our intellectual property and trade secrets. We rely upon a combination of copyright, trademark and trade secret laws and customer license agreements, and other methods to protect our proprietary rights. We also enter into confidentiality agreements with our employees, consultants and third parties to seek to limit and protect the distribution of our proprietary information regarding this technology. However, we have not signed protective agreements in every case. Unauthorized parties may copy aspects of our products and services and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have executed. We may not become aware of, or have adequate remedies in the event of, a breach. Litigation may be necessary in the future to enforce our intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of management and technical resources.

Some may claim that we infringe their intellectual property rights, which could result in costly litigation or require us to reengineer or cease sales of our products or services.

     Third parties could in the future claim that our current or future products infringe their intellectual property rights. Any claim, with or without merit, could result in costly litigation or require us to reengineer or cease sales of our products or services, any of which could have a material adverse effect on our business. Infringement claims could also result in an injunction in the use of our products or require us to enter into royalty or licensing agreements. Licensing agreements, if required, may not be available on terms acceptable to us or at all.

We are subject to a pending legal proceeding and may become subject to additional proceedings, and adverse determinations in these proceedings could harm our business.

     We may be from time to time involved in various lawsuits and legal proceedings which arise in the ordinary course of business. An adverse resolution of these matters could significantly negatively impact our financial position and results of operations.

Our non-U.S. operations are subject to risks which could negatively impact our future operating results.

     We expect that international operations will continue to account for a significant portion of our revenues, and intend to continue to expand our operations outside of the United States. Operations outside of the United States are subject to inherent risks, including difficulties or delays in developing and supporting non-English language versions of our products and services, political and economic conditions in various jurisdictions, in staffing and managing foreign subsidiary operations, longer accounts receivable payment cycles and potential adverse tax consequences. Any of these factors could have a material adverse effect on our future operations outside of the United States, which could negatively impact our future operating results.

The Internet-based learning market is a developing market, and our business will suffer if e-Learning is not widely accepted.

     The market for Internet-based enterprise learning is a new and emerging market. Corporate training and education has historically been conducted primarily through classroom instruction and has traditionally been performed by a company's internal personnel. Many companies have invested heavily in their current training solutions. Although technology-based training applications have been available for several years, they currently account for only a small portion of the overall training market.

     Accordingly, our future success will depend upon the extent to which companies adopt technology based solutions and use the Internet in connection with their training activities, and the extent to which companies utilize the services or purchase products of third-party providers. Many companies that have already invested substantial resources in traditional methods of corporate training may be reluctant to adopt a new strategy that may compete with their existing investments. Even if companies implement technology-based training or Internet learning solutions, they may still choose to design, develop, deliver or manage all or part of their education and training internally. If technology based learning and the use of the Internet for learning does not become widespread, or if companies do not use the products and services of third parties to develop, deliver or manage their training needs, then our products and services, may not achieve commercial success.

Because many users of our e-Learning solutions access them over the Internet, factors adversely affecting the use of the Internet could harm our business.

     Many of our users access our e-Learning solutions over the Internet. Any factors that adversely affect Internet usage could disrupt the ability of those users to access our e-Learning solutions, which would adversely effect customer satisfaction and therefore our business. Factors which could disrupt Internet usage include slow access to download times, security concerns, network problems or service disruptions that prevent users from accessing an Internet server and delays in, or disputes concerning, the development of industry wide Internet standards and protocols.

Demand for our products and services may be especially susceptible to adverse economic conditions.

     Our business and financial performance may be damaged by adverse financial conditions affecting our target customers or by a general weakening of the economy. Some companies may not view training products and services as critical to the success of their businesses. If these companies experience disappointing operating results, whether as a result of adverse economic conditions, competitive issues or other factors, they may decrease or forego education and training expenditures before limiting their other expenditures.

The market price for our ADSs may fluctuate and may not be sustainable.

     Our initial public offering of the ADSs was completed in April 1995, and there can be no assurance that a viable public market for the ADSs will be sustained. The market price of the ADSs has fluctuated significantly since our initial public offering. We believe that factors such as announcements of developments related to ourselves or our competitors' business, announcements of new products or enhancements by ourselves or our competitors, sales of the ADSs into the public market, developments in our relationships with our customers, partners and distributors, shortfalls or changes in revenues, gross margins, earnings or losses or other financial results from public market expectations, regulatory developments, fluctuations in results of operations and general conditions in our market or the markets served by our customers or the economy could cause the price of the ADSs to fluctuate, perhaps substantially.

     In addition, in recent years the stock market in general, and the market for shares of technology stocks in particular, has experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. The market price of the ADSs may continue to experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale from time to time of the ADSs. All proceeds from the sale of the ADSs will go to the account of the selling shareholders. See "Selling Shareholders" and "Plan of Distribution" below.

                              SELLING SHAREHOLDERS

     The following table lists, as of May 25, 2000, (i) the name of each of the selling shareholders, (ii) the number of ADSs and ordinary shares that each such selling shareholder beneficially owned, (iii) the number of ADSs owned by each selling shareholder that may be offered for sale from time to time by this prospectus, and (iv) the number of ADSs and ordinary shares to be held by each such selling shareholder assuming the sale of all the ADSs offered under this prospectus. Except as indicated, none of the selling shareholders has held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our ADSs. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

                                                                                                 Shares Beneficially Owned
                                                          Shares        Shares Which May              After Offering(2)
                                                       Beneficially    be Sold Pursuant to    --------------------------------
                  Selling Shareholder                      Owned         this Prospectus          Number          Percent (%)
---------------------------------------------------   --------------   --------------------   -------------    ---------------
Steven Goodman.....................................       55,226              55,226                --                 *
Bernard Goodman....................................       12,287              12,287                --                 *
Scott Mitchell.....................................       55,226              55,226                --                 *
Jean-Paul O'Brien..................................       18,343              18,343                --                 *
Malcolm Youngren...................................       24,617              24,617                --                 *
Daniel Fisher......................................          898                 898                --                 *
Marc Fisher........................................          898                 898                --                 *
Jed Hart...........................................          449                 449                --                 *
Ken Mayhorne.......................................        1,797               1,797                --                 *
Ira Rainess........................................          449                 449                --                 *
Reeveston Partners.................................          898                 898                --                 *
C. Allan Rosar.....................................        1,797               1,797                --                 *
David M. Silverman.................................          449                 449                --                 *
Stanley Vigran Living Trust........................        3,414               3,414                --                 *
Ross Vigran........................................        4,247               4,247                --                 *
Rick Vigran........................................        1,797               1,797                --                 *
Gary Vigran........................................        1,078               1,078                --                 *
Mitch Weiman.......................................          449                 449                --                 *
Avnet, Inc.........................................       21,785              21,785                --                 *
Janet Larson.......................................           98                  98                --                 *
David Adams........................................        1,665               1,665                --                 *
Rathnam Aravamudhan................................          384                 384                --                 *
Osanna Avanesova...................................          358                 358                --                 *
Paul Benner........................................          291                 291                --                 *
Sharon Casino......................................          324                 324                --                 *
Elizabeth Fournier.................................          629                 629                --                 *
Brian Gabbard......................................          224                 224                --                 *
Eduardo Gamez......................................          333                 333                --                 *

                                                                                                 Shares Beneficially Owned
                                                          Shares        Shares Which May              After Offering(2)
                                                       Beneficially    be Sold Pursuant to    --------------------------------
                  Selling Shareholder                      Owned         this Prospectus          Number          Percent (%)
---------------------------------------------------   --------------   --------------------   -------------    ---------------
Karla Jensen.......................................          274                 274                --                 *
LeiAnne Jones......................................        2,747               2,747                --                 *
Jared Kitch........................................          205                 205                --                 *
Willis Lee.........................................          103                 103                --                 *
David Lilly........................................          280                 280                --                 *
Ginny Lund.........................................          567                 567                --                 *
Dariush Navabi.....................................          316                 316                --                 *
Morris Nuspl.......................................          245                 245                --                 *
Holly Orchard......................................          317                 317                --                 *
Dieter Runge.......................................          338                 338                --                 *
Angela Saldivar....................................           85                  85                --                 *
Margarett Scott....................................          294                 294                --                 *
Sal Sferlazza......................................        4,371               4,371                --                 *
Ted Zrmhal.........................................        4,364               4,364                --                 *
Advanced Educational Systems Limited(3)............      103,128             103,128                --                 *
                                                         -------             -------
     Total.........................................      328,044             328,044

____________________________
*Indicates less than one percent.
(1) Each ADS represents one ordinary share. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of May 25, 2000 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
(2) Assumes the sale of all ADSs offered under this prospectus. Calculated based on 51,049,669 ordinary shares outstanding as of May 25, 2000.
(3) Patrick J. McDonagh, one of our directors, is also a director and is deemed the beneficial holder of approximately 29% of the outstanding shares of Advanced Educational Systems Limited.

                              PLAN OF DISTRIBUTION

     The selling shareholders may offer and sell the ADSs covered by this prospectus from time to time. The selling shareholder's pledgees, donees, transferees or other successors in interest that receive such ADSs as a gift, partnership distribution, corporate dividend or other non-sale related transfer may likewise offer and sell the ADSs from time to time. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the ADSs on one or more exchanges, including the Nasdaq National Market, or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices or in negotiated transactions. The selling shareholders may sell the ADSs by one or more of the following means of distribution: (a) a block trade in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. We may amend this prospectus from time to time to describe a specific plan of distribution. In connection with distributions of the ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our ADSs in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell our ADSs short and redeliver the shares covered by this prospectus to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the ADSs offered under this prospectus, which ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge the ADSs registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged ADSs pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, the selling shareholder may also sell the ADSs under Rule 144 of the Securities Act rather than pursuant to this prospectus if the shares so qualify for resale under Rule 144.

     In effecting sales, brokers, dealers or agents engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. We will pay all expenses incident to the offering and sale of the ADSs covered by this prospectus to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

     In order to comply with the securities laws of certain states, if applicable, the ADSs will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the ADSs may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling shareholders that the anti-manipulation rules set forth in Regulation M under the Exchange Act may apply to sales of the ADSs in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the ADSs covered by this prospectus. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the ADSs against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of the ADSs covered by this prospectus is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     The selling shareholders may or may not sell all or any of the ADSs covered by this prospectus. The selling shareholders other than Advanced Educational Systems Limited, or AES, have agreed that from the date of the closing of our acquisition of Learning Productions, LLC to October 28, 2000, they will not dispose of any of the ADSs held by such selling shareholders; provided, however, that the foregoing restriction shall not apply to 20,222 ADSs held by certain of such selling shareholders. AES has agreed not to dispose of any of the 103,128 ADSs held by it from the date it acquired such ADSs to September 2, 2000.

     We have agreed with the selling shareholders, other than AES, to keep the registration statement, of which this prospectus constitutes a part, effective until all registered ADSs held by such selling shareholders have been sold under such registration statement or in compliance with Rule 144 of the Securities Act. We have agreed with AES to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all registered ADSs held by AES may be sold by AES in a three month period in accordance with Rule 144 of the Securities Act, and (ii) two years following the date AES acquired such registered ADSs.

                                 LEGAL MATTERS

     The validity of the ordinary shares represented by the ADSs offered by this prospectus will be passed upon by Binchys, Solicitors, our Irish legal counsel.

                                    EXPERTS

     Our consolidated financial statements at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this prospectus by reference to our annual report, as amended on Form 10-K/A, for the year ended December 31, 1999 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing therein and have been so incorporated in reliance on such reports given on the authority of said firm as experts in auditing and accounting. The financial statements of The ForeFront Group Inc. and subsidiaries for the year ended December 31, 1997 incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

===================================================                  =================================================
     No dealer, salesperson or other person is
  authorized to give any information or to
  represent anything not contained in this
  prospectus.  You must not rely on any                                                 __________
  unauthorized information or representations.
  This prospectus is an offer to sell only the                              328,044 American Depositary Shares
  shares offered hereby, but only under                                    Representing 328,044 Ordinary Shares
  circumstances and in jurisdictions where it is
  lawful to do so.  The information contained in
  this prospectus is current only as of its date.

              _________________                                                      SMARTFORCE PUBLIC

               TABLE OF CONTENTS                                                      LIMITED COMPANY
                                                Page
                                                ----
Enforcement of Civil Liabilities under United
 States Federal Securities Law.................   1
Where You Can Find More Information............   1                  -------------------------------------------------
Currency of Presentation.......................   2
The Company....................................   2                                      PROSPECTUS
Forward-Looking Statements.....................   3
Risk Factors...................................   3                  -------------------------------------------------
Use of Proceeds................................  12
Selling Shareholders...........................  12
Plan of Distribution...........................  14
Legal Matters..................................  15                                      May __, 2000
Experts........................................  15

===================================================                  =================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

     SmartForce Public Limited Company (the "Company") will bear no expenses in connection with any sale or other distribution by the selling shareholders of the shares being registered other than the expenses of preparation and filing of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.

     SEC registration fee.................................................      $ 3,269.30
     Legal fees and expenses..............................................       30,000.00
     Accounting fees and expenses.........................................       10,000.00
     Miscellaneous expense................................................        5,000.00
                                                                              ------------
     Total................................................................      $48,269.30

Item 15.  Indemnification of Directors and Officers.

     The Company's Articles of Association authorize the Company to indemnify the directors and officers of the Company against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. The Company's subsidiary, SmartForce USA, has entered into indemnification agreements with its directors and officers and directors and officers of the Company serving at the request of SmartForce USA. The indemnification agreements under certain circumstances require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company has obtained directors and officers' insurance providing indemnification for certain of the Company's directors, officers, affiliates or employees for certain liabilities.

Item 16.  Exhibits.

         2.1 Agreement and Plan of Reorganization, dated April 10, 2000, by and among the Company, Learning Productions Acquisition Corp., Learning Productions, LLC, Steven Goodman and Scott Mitchell.
         2.2 Restricted Deposit Agreement (B), dated as of June 8, 1999, among the Company, The Bank of New York, and the Owners and Beneficial Owners of Restricted American Depositary Receipts (incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated June 18, 1999).
         5.1    Opinion of Binchys, Solicitors.
         23.1   Consent of Ernst & Young, Independent Auditors
         23.2   Consent of Arthur Andersen LLP
         23.3   Consent of Counsel (included in Exhibit 5.1).
         24.1   Power of Attorney (included on page II-4).

Item 17.  Undertakings.

A.   Undertaking Pursuant to Rule 415.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Undertaking in Respect of Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, State of California, on this 31st day of May, 2000.

                                SMARTFORCE PUBLIC LIMITED COMPANY

                                By:     /s/  Gregory M. Priest
                                     -------------------------------------
                                     Gregory M. Priest
                                     President and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Gregory
M. Priest and David C. Drummond and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the 31st day of May, 2000 in the capacities indicated.

                 Signature                                             Title
--------------------------------------------     ---------------------------------------------------
/s/ William G. McCabe                            Chairman of the Board
--------------------------------------------
William G. McCabe

/s/ Gregory M. Priest                            President, Chief Executive Officer and Director
--------------------------------------------     (principal executive officer)
Gregory M. Priest

/s/ David C. Drummond                            Executive Vice President, Finance and Chief Financial
--------------------------------------------     Officer (principal financial officer)
David C. Drummond

/s/ John P. Hayes                                Vice President, Finance and Director (principal
--------------------------------------------     accounting officer)
John P. Hayes

/s/ John M. Grillos
--------------------------------------------     Director
John M. Grillos

/s/ James S. Krzywicki                           Director
--------------------------------------------
James S. Krzywicki

/s/ Patrick J. McDonagh                          Director
--------------------------------------------
Patrick J. McDonagh

                               INDEX TO EXHIBITS

   Exhibit
    Number                                              Description
 ----------   -------------------------------------------------------------------------------------------------
       2.1    Agreement and Plan of Reorganization dated April 10, 2000, by and among SmartForce PLC, Learning
              Productions Acquisition Corp., Learning Productions, LLC, Steven Goodman and Scott Mitchell.
       2.2    Restricted Deposit Agreement (B), dated as of June 8, 1999, among CBT Group PLC, The Bank of New
              York, and the Owners and Beneficial Owners of Restricted American Depositary Receipts (incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated June 18,
              1999).
       5.1    Opinion of Binchys, Solicitors.
       23.1   Consent of Ernst & Young, Independent Auditors.
       23.2   Consent of Arthur Andersen LLP.
       23.3   Consent of Counsel (included in Exhibit 5.1).
       24.1   Power of Attorney (included on page II-4).
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